UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 28, 2018

Tesla, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34756	91-2197729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 681-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Summary

In order to support Tesla’s direct vehicle leasing program, Tesla’s subsidiaries from time to time establish warehouse credit facilities where Tesla is not a guarantor or otherwise a party. On December 28, 2018, the credit facility that was established in 2017 was terminated following its full repayment as a result of a securitization of the underlying assets, and a new credit facility was established to replace it. The total lender commitment under the now-outstanding warehouse credit facilities remains $1.1 billion, the same amount as prior to these transactions.

Material Transaction Terms

As previously reported, (i) Tesla Finance LLC (“TFL”) and Tesla 2014 Warehouse SPV LLC are parties to a Loan and Security Agreement dated August 31, 2016 with Deutsche Bank AG, New York Branch (“DB”) as administrative agent and the other parties thereto (as amended, the “2016 Warehouse Agreement”), and (ii) TFL and LML Warehouse SPV, LLC, an indirect Tesla subsidiary, were parties to a Loan and Security Agreement dated August 17, 2017 with DB as administrative agent and the other parties thereto (as amended, the “2017 Warehouse Agreement”).

On December 28, 2018:

•

The 2017 Warehouse Agreement was terminated following the payment in full of all obligations thereunder as result of a securitization of the leased vehicle assets collateralizing the 2017 Warehouse Agreement.

•

TFL and LML 2018 Warehouse SPV, LLC, an indirect Tesla subsidiary, entered into a Loan and Security Agreement having substantially the same terms as the 2017 Warehouse Agreement (the “2018 Warehouse Agreement”) with DB as administrative agent and the other parties thereto.  The obligations under the 2018 Warehouse Agreement, including and subject to customary events of default, covenants and limitations, are secured by the right to the proceeds of certain lease contracts and leased vehicles. The loan interest rate is generally based on (i) LIBOR plus a fixed margin (a sum currently equal to approximately 3.9%), or (ii) the interest rate of short-term commercial paper notes used by certain lenders to maintain their loans. The ability to draw under the 2018 Warehouse Agreement is scheduled to end on August 16, 2019, and the maturity date is in September 2020, each subject to specified acceleration or extension conditions.

•	The 2016 Warehouse Agreement was amended to, among other things, reflect the termination of the 2017 Warehouse Agreement and the entry into the 2018 Warehouse Agreement.

The 2016 Warehouse Agreement and the 2018 Warehouse Agreement share an aggregate lender commitment of $1.1 billion, the same amount as the aggregate lender commitment previously shared by the 2016 Warehouse Agreement and the 2017 Warehouse Agreement. As of January 4, 2019, there was nothing drawn on the 2016 Warehouse Agreement and $92.0 million drawn on the 2018 Warehouse Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA, INC.

By:	/s/ Deepak Ahuja
Deepak Ahuja Chief Financial Officer

Date: January 4, 2019